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              AUTOMATIC BULK YRT NON-REFUND AGREEMENT

CEDING COMPANY:          MONY Life Insurance Company
                         New York, New York

                         And

                         MONY Life Insurance Company of America
                         Phoenix, Arizona

                         Referred to as the "Ceding Company" in this Agreement.

REINSURER:               Allianz Life Insurance Company of North America
                         Minneapolis, Minnesota


                         Referred to as "Allianz Life" in this Agreement.

ACCEPTED COVERAGES:      Life Insurance (Single & Joint Life)
                         Waiver of Premium Rider
                         Waiver of Monthly Deductions Rider
                         Accidental Death and Dismemberment Benefit

EFFECTIVE DATE:          November 16, 1998

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IN WITNESS WHEREOF, Allianz Life and the Ceding Company have executed this
Agreement on the dates set forth below:

               ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


By:    [ILLEGIBLE]                       Witness: Michael T. Westermeyer
   -----------------------------------           -------------------------------
Title: [ILLEGIBLE]                       Title:   Vice President Corporate Legal
      --------------------------------         ---------------------------------
                                                  Officer & Secretary
                                               ---------------------------------
Place: _______________________________   Date:    2/3/00
                                              ----------------------------------

                          MONY LIFE INSURANCE COMPANY


By:    Evelyn Peos                       Witness: David S. Waldman
   -----------------------------------           -------------------------------
Title: Vice President                    Title:   Assistant Secretary
      --------------------------------         ---------------------------------
Place: _______________________________   Date:    1/25/00
                                              ----------------------------------

                     MONY LIFE INSURANCE COMPANY OF AMERICA


By:    Evelyn Peos                       Witness: David S. Waldman
   -----------------------------------           -------------------------------
Title: Vice President                    Title:   Secretary
      --------------------------------         ---------------------------------
Place: _______________________________   Date:    1/25/00
                                              ----------------------------------

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                                Table of Contents
                                -----------------

ARTICLE I - BASIS OF REINSURANCE .........................................    3
ARTICLE II - TYPE OF REINSURANCE .........................................    3
ARTICLE III - AUTOMATIC AND FACULTATIVE SUBMISSIONS ......................    3
ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY ...................    4
ARTICLE V - REINSURANCE PREMIUM RATES ....................................    5
ARTICLE VI - AMOUNT AT RISK ..............................................    6
ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS ............................    7
ARTICLE VIII - PREMIUM TAXES .............................................    7
ARTICLE IX - CLAIMS ......................................................    8
ARTICLE X - EXTRA-CONTRACTUAL DAMAGES ....................................   10
ARTICLE XI - POLICY CHANGES ..............................................   10
ARTICLE XII - RECAPTURE AND RETENTION CHANGES ............................   11
ARTICLE XIII - INSPECTION OF RECORDS .....................................   12
ARTICLE XIV - ERRORS .....................................................   12
ARTICLE XV - ARBITRATION .................................................   12
ARTICLE XVI - INSOLVENCY .................................................   14
ARTICLE XVII - ENTIRE CONTRACT PROVISION .................................   14
ARTICLE XVIII - SEVERABILITY .............................................   15
ARTICLE XIX - NON-PARTICIPATING AND NON-REFUND ...........................   15
ARTICLE XX - HEADINGS ....................................................   15
ARTICLE XXI - PARTIES TO AGREEMENTS ......................................   15
ARTICLE XXII - DURATION OF AGREEMENT .....................................   15
ARTICLE XXIII - DAC TAX ..................................................   15
SCHEDULE A - RETENTION LIMITS ............................................   17
SCHEDULE B - SAMPLE REINSURANCE APPLICATION ..............................   20
SCHEDULE C - ACCEPTED PLANS OF INSURANCE AND RATES .......................   21
SCHEDULE D - POLICY LIMITS ...............................................   24
SCHEDULE E - SAMPLE BULK REPORTS .........................................   27

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ARTICLE I - BASIS OF REINSURANCE

Commencing on the Effective Date, the Ceding Company may submit any of its individual life insurance risks, underwritten with the Ceding Company's then existing individual risk underwriting rules and written procedures, under the Accepted Plans of Insurance as listed in Schedule C, on an automatic basis, subject to the provisions of this Agreement. These provisions may be changed or modified by written agreement between the parties named in Article XX.

The Ceding Company may at any time submit insurance risks under the Accepted Plans of Insurance as listed in Schedule C on a facultative basis subject to the provisions of this Agreement.

ARTICLE II - TYPE OF REINSURANCE

The individual life reinsurance covered by this Agreement shall be upon the yearly renewable term plan for the net amount at risk, or on another basis, as set forth in Article VI.

ARTICLE III - AUTOMATIC AND FACULTATIVE SUBMISSIONS

Automatic Submissions: Allianz Life will automatically accept individual life reinsurance on a risk subject to the following conditions:


1. The Ceding Company has kept amounts equal to the Retention Limits as shown in Schedule A and has classified the risk in a mortality class according to its normal underwriting rules.

2. The amounts to be reinsured do not exceed the Automatic Acceptance Limits shown in Schedule D of this Agreement.

3. The face amount of individual life insurance applied for on the life in all companies, including the Ceding Company, when added to the face amount of life insurance in force on the life in all companies, including the Ceding Company, shall not exceed the Jumbo Limit as set forth in Schedule D of this Agreement.

4  The insured must be a permanent resident of the United States or Canada.

5. The insured's issue age must be between those found in Schedule D of this Agreement.

6. The Ceding Company shall not have submitted an application for facultative reinsurance on the life to any company within three (3) years of the automatic risk offered under this Agreement.

7. The mortality rating for each risk shall not be in excess of that found in Schedule D of this Agreement.

Facultative Submissions: In applying to Allianz Life for facultative individual life reinsurance, the Ceding Company shall use a form in substantial accord with Schedule B of this Agreement. The Ceding Company shall submit copies of the original application, medical examiners' reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk. Upon receipt of such application, Allianz Life shall examine the papers and promptly notify the Ceding Company of its decision. Allianz Life shall have the option of accepting, rating or rejecting each risk.

Automatic and Facultative Submissions: The Ceding Company shall furnish Allianz Life with any specimen copies of its individual life insurance applications, policy forms, rider forms,

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Conditional Receipt, Temporary Insurance Receipt, reinstatement rules, placement requirements, and any tables of rates and values which may be required for the proper administration of the business reinsured under this Agreement. The Ceding Company shall keep Allianz Life informed with respect to any modifications of such rules, requirements or forms under which reinsurance may be desired. The Ceding Company must follow its written procedures for the delivery of its policies including evidence of good health and collection of premiums and be in compliance with relevant laws of all applicable jurisdictions. Exceptions to following the Ceding Company's written procedures can be granted only by written approval from Allianz Life.

Allianz Life shall be notified of any changes in underwriting procedures or practices of the Ceding Company.

ARTICLE IV - COMMENCEMENT AND TERMINATION OF LIABILITY

Automatic Business: The liability of Allianz Life on automatic individual life reinsurance offers shall commence and terminate simultaneously with that of the Ceding Company notwithstanding the other provisions of this agreement. The reinsurance shall be subject to the same terms and conditions as the policy issued by the Ceding Company on the life of the insured, excluding the provisions governing dividends, cash values, policy loans, and settlement options.

Whenever the Ceding Company becomes liable for a loss under the terms of a Conditional Receipt or Temporary Insurance Receipt, Allianz Life shall be liable to the Ceding Company for the amount over the Ceding Company's standard retention as specified in Schedule A of this Agreement, but not in excess of the automatic reinsurance limits listed in Schedule D, and only if the risk would have qualified for automatic reinsurance hereunder.

In order for Allianz Life to be liable on any Conditional Receipt or Temporary Insurance Receipt, in accordance with the preceding qualifications, the Ceding Company must have submitted to Allianz Life a copy of the application and receipt it intends to use with regard to the risks reinsured hereunder and must adhere in practice to the terms of said receipt. The Ceding Company shall give Allianz Life timely notice of proposed changes to its Conditional Receipt, Temporary Insurance Receipt or in its practices in issuing Conditional Receipts or Temporary Insurance Receipts.

Facultative Business: Except as hereinafter provided regarding Conditional Receipt and Temporary Insurance Receipt coverage, the liability of Allianz Life on facultative individual life reinsurance offers that are accepted and acknowledged by the Ceding Company shall commence and terminate simultaneously with that of the Ceding Company, notwithstanding the other provisions of this Agreement.

Acceptance of Allianz Life's offer of reinsurance by the Ceding Company shall be in accordance with the terms contained in that offer and the provisions of this Agreement. If Allianz Life's offer is not accepted, such offer shall terminate on the earlier of (1) the date the Ceding Company withdraws its application; or
(2) the termination date in Allianz Life's offer. The date of termination may be extended by written request from the Ceding Company, unless Allianz Life has denied in writing such request.

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Allianz Life will not be liable for a claim incurred under the terms of a
Conditional Receipt or Temporary Insurance Receipt for a risk, which has been submitted to Allianz Life on a facultative basis.

Bulk Reports: When the Ceding Company receives payment for a policy reinsured with Allianz Life, the Ceding Company shall, within sixty (60) days of such payment, include the cession on the bulk reporting form. Cessions shall only be accepted up to twenty-four months following the effective date of the Ceding Company's policy.

Conversions and Internal Replacements: For conversions and internal replacements originally ceded under this Agreement and issued as new policies, the liability of Allianz Life under the new policy shall begin immediately subsequent to the termination of Allianz Life's liability under the original policy.

Amount: The amount of reinsurance under this Agreement, with respect to any policy reinsured, shall be maintained in force without reduction, unless reinsurance is terminated or reduced as otherwise provided in this Agreement.

ARTICLE V - REINSURANCE PREMIUM RATES

Standard and Substandard Premiums: Allianz Life anticipates that the yearly renewable term rates attached to Schedule C of this Agreement will be continued indefinitely for all individual life reinsurance cessions to which such rates shall apply. However, if any one or more of such premium rates for any policy year or years after the first shall be less than the net premium rate or rates based on the 1980 CSO Table at 4 1/2% interest for the applicable mortality rating, only the latter rate or rates shall be guaranteed by Allianz Life.

Flat Extra Premiums: Refer to Schedule C of this Agreement.

Waiver of Premium and Waiver of Monthly Deductions Riders: Refer to Schedule C of this Agreement.

Accidental Death and Dismemberment Benefit: Refer to Schedule C of this
Agreement.

Term Renewals and Term Conversion Premiums: Refer to Schedule C of this
Agreement.

Interim Billing of Premiums for Additional Periods: If the original policy is issued with insurance for an additional period, the reinsurance premium for such an additional period shall be computed at the second policy year premium rate and the premium for the first full policy year shall be computed at the first year rate. A policy fee shall not be payable for additional term periods unless the policy terminates in the first policy year.

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ARTICLE VI - AMOUNT AT RISK

The individual life reinsurance of Allianz Life shall be upon the yearly renewable term plan for the net amount at risk for which the Ceding Company has paid premiums. If the Ceding Company retains a portion of the risk, such retention shall be maintained unchanged except as allowed in Article XII of this Agreement.

Reducing Term Plans: If the individual life insurance reinsured is issued as a reducing term plan, Allianz Life's net amount at risk for the first policy year shall equal the face amount of the life insurance reinsured as of the beginning of the first policy year. After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by one-ninth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the first policy year, and (b) the face amount of the life insurance reinsured as of the beginning of the tenth policy year Allianz Life's net amount at risk for each of the ten policy years, during any ten policy year period after the first ten policy years, shall be the prior policy year's net amount at risk, less an amount equal to one-tenth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the policy year immediately preceding the period involved, and (b) the face amount of the life insurance reinsured as of the beginning of the last policy year of the period involved.

Universal/Variable Life Plans: Allianz Life's net amount at risk for Universal/Variable Life plans shall be proportionate to the Ceding Company's actual net amount at risk or a mutually acceptable approximation agreed to in writing by all parties.

A Plan Other Than a Level Term Plan, Reducing Term Plan, or Universal/Variable Life Plan: Allianz Life's net amount at risk for the first policy year shall equal the face amount of the individual life insurance reinsured. After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by an amount equal to one-ninth of the cash value of the life insurance reinsured as of the end of the tenth policy year.

Allianz Life's net amount at risk for each of the ten policy years, during any ten policy year period after the first ten policy years, shall be the prior year's net amount at risk less an amount equal to one-tenth of the difference between (a) the cash value of the life insurance reinsured as of the end of the policy year immediately preceding the period involved, and (b) the cash value of the life insurance reinsured as of the end of the last policy year of the period involved.

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ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS

Reinsurance premiums are to be paid annually at Allianz Life's home office without regard to the frequency of payment stipulated in the policy issued by the Ceding Company.

At the end of each month, the Ceding Company shall send Allianz Life a statement of all reinsurance premiums falling due during the month and premiums for any new reinsurance. The statement shall include data substantially in accord with that which is set forth in Schedule E of this Agreement.

If a statement shows that a net reinsurance premium balance is payable to Allianz Life, the Ceding Company shall include with the statement its payment for the amount of the net balance.

If a statement shows that a net balance is payable to the Ceding Company, Allianz Life shall pay to the Ceding Company the amount of the net balance within thirty (30) days after the day on which the Ceding Company submitted the monthly statement to Allianz Life.

Payments: The payment of reinsurance premiums in accordance with the provisions of this section shall be a condition precedent to the liability of Allianz Life under reinsurance covered by this Agreement. The initial premiums shall be due as of the date when such reinsurance becomes effective and shall be paid to Allianz Life not later than sixty (60) days after such due date. Renewal premiums are due on the respective annual anniversary dates of the policies reinsured and shall be paid to Allianz Life not later than thirty (30) days after the first day of the month following that in which such premiums fall due.

Allianz Life shall have the right to terminate the reinsurance for risks for which reinsurance premiums are in default by giving the Ceding Company thirty
(30) days written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. After the effective date of termination, an interest charge of 1% per month will be made on the then accumulated unpaid reinsurance premium.

Terminations: The Ceding Company will give Allianz Life timely notice of all policy terminations and changes that affect the reinsurance covered under this Agreement. Unearned reinsurance premiums will be refunded, except that policy fees are not refundable on any mid-policy year termination.

ARTICLE VIII - PREMIUM TAXES

Allianz Life shall not reimburse the Ceding Company for any state premium taxes the latter may be required to pay.

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ARTICLE IX - CLAIMS

Notice of Claims: The Ceding Company will notify Allianz Life as soon as reasonably possible after it receives notice of a claim on a policy reinsured hereunder.

Proofs: Copies of proofs or other written documentation relating to any claim reimbursable under this Agreement shall be furnished to Allianz Life. With respect to the claim administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, the Ceding Company shall act with good faith and in accordance with its standard practices applicable to all claims, whether reinsured or not.

Receipt of Premium: Receipt by Allianz Life of the initial reinsurance premium and of each subsequent reinsurance premium, in accordance with the provisions of
Article VII of this Agreement, shall be a condition precedent to Allianz Life's indemnification of the reinsurance to the Ceding Company.

Incontestable Policies: If a claim is made to the Ceding Company on a policy which is incontestable, Allianz Life shall accept the decision of the Ceding Company in payment or settlement of that claim. Allianz Life shall indemnify the Ceding Company for Allianz Life's percentage of reinsurance liability upon receiving proof of loss and notice the Ceding Company has paid the claim.

Contestable Policies: If a claim is contestable and the Ceding Company has retained more of the net amount at risk than it has ceded to Allianz Life, Allianz Life shall abide the issue as it shall be settled by the Ceding Company for Allianz Life's percentage of reinsurance liability upon receipt of proof of loss and of payment by the Ceding Company to the claimant.

If a claim is contestable and Allianz Life has more of the net amount at risk than the Ceding Company, all documentation in connection with such claim shall be submitted to Allianz Life for its advice and counsel on the claim before conceding any liability, making any settlement, or denying benefits. However, such consultation shall not impair the Ceding Company's freedom to determine its action on the claim.

Contest: The Ceding Company will notify Allianz Life of its intention to contest, compromise, or litigate a claim or to appeal a judgment under the insurance involving this reinsurance. Allianz Life shall be afforded the opportunity to be associated, either together with the other reinsurers on automatic reinsurance or independently on facultative reinsurance, with the Ceding Company in defense or control of any claim or suit or proceeding under the insurance involving this reinsurance. The Ceding Company and Allianz Life shall cooperate in every respect in the defense of such claim, suit, or proceeding. Allianz Life will pay its share of the payment and specific expenses, including attorney's fees, arbitration or court costs, penalties, interest and any judgments, special investigations or similar expenses, but excluding salaries of employees, therein involved, unless it declines to be a party to the contest, compromise or litigation, in which case Allianz Life will pay the Ceding Company its share of the full amount of the reinsurance and thereby be fully discharged of any further liability and subsequent expenses.

Reinsurance Liability: Reinsurance liability shall include indemnification of the Ceding Company by Allianz Life for amounts attributable to the Ceding Company's percentage share of (a) the contractual benefit on a policy reinsured under this Agreement; and (b) any unusual

                                       8

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expenses incurred by or reimbursed by the Ceding Company arising from the defense or investigation of a claim for liability on a policy reinsured under this Agreement or from the taking up or rescinding of such a policy.

In no event shall the following be items of reinsurance liability:

1. routine investigative or administrative expenses, excluding fees and expenses of commercial inspection agencies;

2. salaries of employees or other internal expenses of the Ceding Company, other than travel expenses in connection with an investigation;

3. expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable;

4. expenses, fees, settlement, or judgments arising out of or in connection with claims made against the Ceding Company for extra-contractual damages as more fully described within the Extra-Contractual Damages Article.

Payment of Claims: Indemnification of Allianz Life's percentage of reinsurance liability on account of death shall be made in one lump sum, regardless of the Ceding Company's mode of settlement. Unless otherwise agreed between Allianz Life and the Ceding Company, there shall be no netting against payments due under this Agreement.

Interpleader: Payment of a claim will include amounts paid by the Ceding Company into a court of appropriate jurisdiction in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds. Allianz Life is not liable for double or additional payment of policy proceeds.

Waiver of Premium: If a claim is approved for waiver of premium benefits on a policy reinsured hereunder, the Ceding Company shall continue to pay reinsurance premiums less any applicable allowances to Allianz Life, excluding the premium for waiver of premium reinsurance. Allianz Life shall pay to the Ceding Company its proportionate share of the premiums at the rate applicable to the original policy for the covered life and supplementary benefits reinsured under this Agreement.

Misstatement of Age or Sex: In the event that the amount of insurance provided by a policy or policies reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, the reinsurance liability of Allianz Life shall increase or reduce in an amount equal to the amount of the increase or reduction of the original insurance multiplied by the proportion represented by Allianz Life's percentage immediately prior to the discovery of such misstatement of age or sex. Reinsurance in force with Allianz Life shall be reformed on the basis of the adjusted amounts using values applicable to the correct age and sex. Any adjustment in reinsurance premiums required by such reformation shall be made without interest.

Interest: If the Ceding Company pays or reimburses interest on the contractual benefit of a policy reinsured under this Agreement, Allianz Life shall indemnify the Ceding Company for Allianz Life's percentage of such interest.

                                       9

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ARTICLE X - EXTRA-CONTRACTUAL DAMAGES

Extra-contractual damages include punitive damages, consequential damages, and compensatory damages. In no event shall Allianz Life participate in such damages, which are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed by the Ceding Company or its Agent in connection with the insurance reinsured under this Agreement. Allianz Life shall, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this Agreement if Allianz Life elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise, in equity, which would require Allianz Life, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Allianz Life was an active party and directed, consented to, or ratified in writing the act, omission, or course of conduct which ultimately results in the assessment of punitive, statutory, and/or, compensatory damages. In such situations, the Ceding Company and Allianz Life would share such damages so assessed in proportions to the risk insured.

For the purposes of this provision, the following definitions shall apply:

"Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed, nor fixed by statute:

"Statutory Penalties" are those amounts, which are awarded as a penalty, but fixed in amount by statute;

"Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

ARTICLE XI - POLICY CHANGES

Changes: If any change is made in the plan of the original policy reinsured automatically with Allianz Life, including any change in status caused by the application of a non-forfeiture provision, a corresponding change shall be made in the reinsurance. If a change is made in the underwriting classification of the original policy reinsured with Allianz Life, a corresponding change shall be made in the reinsurance subject to the prior approval of Allianz Life if the original policy was facultatively submitted to Allianz Life.

The parties hereto may from time to time agree, in writing, that other methods of changing or reducing the reinsurance with Allianz Life shall apply in a given case without otherwise affecting the terms of this Agreement. If, for any reason, the net amount at risk increases due to a policy change, the increased amount of insurance must meet all conditions and requirements of new business issued under this Agreement.

Reductions and Terminations: If a policy of life insurance issued by the Ceding Company is terminated or reduced, the reinsurance with respect to that policy shall be reduced in like manner as of the same date and time. If any portion of insurance retained by the Ceding Company is reduced or terminated, the reinsurance with respect to other policies issued on the same life shall be simultaneously reduced or terminated so that the Ceding Company maintains their original

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retention. In such cases, the reinsurance to be reduced or terminated shall be determined by the chronological order in which it was effected; the first effected being the first reduced or terminated, and so on. Two or more policies issued on the same date shall be considered one policy.

If the reinsurance on any particular policy has been ceded to more than one reinsurer, the reduction shall be applied to all reinsurers on such policy in proportion to the amounts originally ceded to each reinsurer. In no case shall the Ceding Company be required to assume a risk in excess of its regular retention limit at the time of issue of the original policy under which reinsurance is being terminated.

Reinstatements: If an automatic policy reinsured hereunder lapses for nonpayment of premium and is reinstated in accordance with the written terms and rules of the Ceding Company, Allianz Life shall automatically reinstate its reinsurance under such policy. The Ceding Company shall pay Allianz Life all reinsurance premiums in arrears in connection with the reinstatement, with interest, at the same rate and in the same manner as the Ceding Company received under its policy. Reinstatement rules of the Ceding Company must be submitted to Allianz Life as required in Article III of this Agreement.

If a facultative policy reinsured hereunder lapses for nonpayment of premium and reinstatement is applied for, all papers in connection with said reinstatement shall be forwarded to Allianz Life for its review and approval. Upon such approval, the Ceding Company shall pay Allianz Life all reinsurance premiums in arrears in connection with the reinstatement, with interest, at the same rate and in the same manner as the Ceding Company received under its policy.

ARTICLE XII - RECAPTURE AND RETENTION CHANGES

If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance on all risks except those on which it kept amounts that were less than the maximum retention limits in effect when the original insurance was issued. The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Schedule A. Special reduced or zero limits for specific underwriting hazards or impairments not described in Schedule A shall not be considered to be maximum limits of retention. The amounts recaptured will be sufficient to increase the Ceding Company's retention to the new limits. If there are other reinsurers, the reduction on each risk will be divided according to each reinsurer's portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture. The Ceding Company shall give written notice to Allianz Life ninety (90) days prior to the effective date of its increase in retention for new issues. Recapture available hereunder shall be effected not less than ninety (90) days after Allianz Life receives written notice. The reinsurance in force shall then be reduced as provided herein upon the later of the anniversary date next following, or the tenth (l0/th/)anniversary date.

The above recapture provisions do not apply to risks that are accruing benefits under the waiver of premium provisions of the policy; these risks must be recaptured as soon as they are no longer collecting waiver of premium benefits.

The reduction in reinsurance due to recapture of accidental death benefits will be effective on the first policy anniversary following the written notice to recapture.

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       ARTICLE XIII - INSPECTION OF RECORDS

       Allianz Life may, at any time with reasonable notice, inspect all books, documents and procedures that relate to reinsurance under this Agreement. Such inspection shall take place in the offices of the Ceding Company or that of its agent or broker during normal business hours.

       ARTICLE XIV - ERRORS

       If either the Ceding Company or Allianz Life shall fail to perform an obligation under this Agreement and such failure shall be the result of an error on the part of the Ceding Company or Allianz Life, such error shall be corrected by restoring both the Ceding Company and Allianz Life to the positions they would have occupied had no such error occurred.

       An "error" is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.

       This provision shall apply only to clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured. Any negligent or deliberate acts or omissions by the Ceding Company regarding the insurance provided are the responsibility of the Ceding Company and its liability insurer, if any, but not that of Allianz Life.

       There is a mutual obligation on both the Ceding Company and Allianz Life to ensure that all errors are identified and corrected in an equitable manner at the earliest possible date.

       ARTICLE XV - ARBITRATION

       It is the intention of the Ceding Company and Allianz Life that the customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with good faith. If Allianz Life or the Ceding Company cannot mutually resolve a dispute, which arises out of or relates to this Agreement, the dispute shall be decided through arbitration as set forth in this provision. The arbitrators shall base their decision on the terms and conditions of this Agreement and, if necessary, on the customs and practices of the insurance and reinsurance industry rather then solely on a strict interpretation of the applicable law. There shall be no appeal from the arbitrators' decision and the parties may reduce that decision to judgment. This article shall survive the termination of this Agreement.

       To initiate arbitration, either the Ceding Company or Allianz Life shall notify the other party, in writing, of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification, in writing, within ten
       (10) working days of its receipt.

       Arbitrators: The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company. An arbitrator may not be a present or former officer, attorney or consultant of the Ceding Company, Allianz Life or either party's affiliates.

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Selection of Arbitrators: The Ceding Company and Allianz Life shall each name three (3) candidates to serve as an arbitrator. The Ceding Company and Allianz Life shall each choose one candidate from the other party's list and these two candidates shall serve as the first two arbitrators. If one or more candidates so chosen shall decline to serve as an arbitrator, the party that named such candidate shall add an additional candidate to its list and the other party shall again choose one candidate from the list. This process shall continue until two arbitrators have been chosen and have accepted. The Ceding Company and Allianz Life shall each present their initial lists of three (3) candidates by written notification to the other party within twenty-five (25) working days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) working days of the date the naming party receives notice that a chosen candidate has declined to serve.

The two arbitrators shall then select the third arbitrator from the four
(4) candidates remaining on the lists of the Ceding Company and Allianz Life within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of the third, then this choice shall be referred back to the Ceding Company and Allianz Life. The Ceding Company and Allianz Life shall take turns striking the name of one of the candidates from the remaining four (4) candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and has accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is initiating the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

Communications: It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in this provision. Therefore, at no time will either the Ceding Company or Allianz Life contact or otherwise communicate with any person who has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly-drafted communications provided by both the Ceding Company and Allianz Life to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party.

Hearing: The arbitration hearing shall be held on the date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) working days prior to the arbitration hearing each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty
(20) working days after the end of the arbitration hearing, the arbitrators shall issue a written decision. In their decision the arbitrators shall apportion the costs of arbitration, which shall include, but not be limited to, their own fees and expenses, as they deem appropriate.

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ARTICLE XVI - INSOLVENCY

In the event of insolvency of the Ceding Company, all reinsurance claims payable shall be paid directly to its liquidator, receiver, or statutory successor, without diminution because of the insolvency of the Ceding Company or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claim.

Notice: In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor shall give Allianz Life written notice of the pendency of a claim on a policy reinsured, within a reasonable time (in no event to exceed one year) after such claim is filed in the insolvency proceeding.

Investigation: During the pendency of a claim, Allianz Life may investigate such claim and interpose, at its own expense in the name of the Ceding Company, its liquidator, receiver or statutory successor in the proceeding where such claim is to be adjudicated, any defense or defenses which Allianz Life may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

The expense thus incurred by Allianz Life shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by Allianz Life. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to such claim, the expense shall be apportioned as though such expense had been incurred by the Ceding Company.

Cancellation Option: In the event of insolvency of Allianz Life, the Ceding Company, upon written notice within ninety (90) days, may at its option cancel this Agreement effective retroactively to the date of such insolvency as it relates to the renewal of existing reinsurance. Allianz Life shall then make proper financial adjustment from the effective cancellation date and remain liable for the payment of any claim which had occurred prior to the date of cancellation whether or not due proof of such claim had actually been received by such date.

Right to Offset: In the event of the insolvency of either the Ceding Company or Allianz Life, any amounts owed by Allianz Life to the Ceding Company and by the Ceding Company to Allianz Life with respect to this Agreement, shall be offset, as permitted by law, against each other with the balance to be paid by the appropriate party.

ARTICLE XVII - ENTIRE CONTRACT PROVISION

This Agreement represents the entire agreement between Allianz Life and the Ceding Company and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties. No modification of any provision of this Agreement shall be effective unless set forth in a written amendment to this Agreement which is executed by both parties. A waiver shall constitute a waiver only with respect to the particular circumstances for which it is given and not a waiver of any future circumstance.

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ARTICLE XVIII - SEVERABILITY

If any provision of this Agreement is found by a court of competent jurisdiction to violate any applicable federal or state statute or regulation, such provision shall be deemed void and unenforceable, the parties to abide, however, by the remainder of this Agreement in accordance with its terms.

ARTICLE XIX - NON-PARTICIPATING AND NON-REFUND

Allianz Life does not participate in dividends, if any, that are payable nor does it pay any refunds resulting from the experience of policies reinsured under this Agreement.

ARTICLE XX - HEADINGS

Paragraph headings and Article headings are not controlling or binding provisions of this Agreement.

ARTICLE XXI - PARTIES TO AGREEMENTS

This is an agreement solely between the Ceding Company and Allianz Life. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between Allianz Life and the insured or the beneficiary.

ARTICLE XXII - DURATION OF AGREEMENT

This Agreement shall be unlimited as to its duration but may be amended at any time in writing by mutual consent of the two parties as signed by their respective officers. Either party may terminate this Agreement as to further new reinsurance with ninety (90) days written notice to the other. Such terminations as to new reinsurance shall not affect existing reinsurance which shall remain in force as long as such policies shall remain in force and reinsurance premiums are paid when due, regardless of any change in ownership, merger or acquisition of either company.

ARTICLE XXIII - DAC TAX

The Ceding Company and Allianz Life hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under
Section 848 of the Internal Revenue Code of 1986.

1. The term "party" will refer to either the Ceding Company or Allianz Life as appropriate.
2. The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.
3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).
4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the internal Revenue Service.

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 5.  Allianz Life will submit a schedule to the Ceding Company by April 1, of each year of its calculation of the net consideration for the preceding calendar year. A statement stating that Allianz Life will report such net consideration in its tax return for the preceding calendar year will accompany this schedule of calculations.

 6. The Ceding Company may contest such calculation by providing an alternative calculation to Allianz Life by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify Allianz Life by May 1, the new considerations reported in the respective tax returns will be the value as defined in Item 5 above.

 7. If the Ceding Company contests Allianz Life's calculation of the net consideration, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Allianz Life reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

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